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                                                                    EXHIBIT 99.1

                                  [UICI LOGO]


                                    Contact:     Warren B. Idsal, Vice President
                                                 UICI
      News Release                               4001 McEwen, Suite 200
------------------------------                   Dallas, Texas 75244
                                                 Phone: (972) 392-6700


(For Immediate Release)

UICI ANNOUNCES THAT IT AND SENIOR EXECUTIVES HAVE BEEN NAMED AS DEFENDANTS IN SEPARATE SECURITIES CLASS ACTION SUITS

COMPANY BELIEVES THE ALLEGATIONS ARE WITHOUT MERIT AND WILL DEFEND THE SUITS VIGOROUSLY

Dallas, TX December 22, 1999 --- UICI (the "Company") (NYSE: Symbol "UCI") announced today that UICI, Gregory T. Mutz (the Company's President and Chief Executive Officer) and certain other officers have been named as defendants in purported class action lawsuits alleging violations of federal securities laws arising in connection with recently-announced losses at its credit card unit. The suits allege, among other things, that the defendants failed to properly disclose all material information associated with its credit card operations. UICI believes that the allegations in the suits are wholly without merit and intends to defend the suits vigorously.

Mr. Mutz commented: "It is a sad fact of life in our increasingly litigious business environment that disappointed investors, and, in particular, their lawyers, will seek to point fingers after an announcement such as the one we made with respect to our credit card operations. I pledge that I will not let the baseless allegations in these suits and the Company's efforts to defend itself distract me and the UICI management team from redoubling our efforts to create shareholder value."

CORPORATE PROFILE:

UICI, headquartered in Dallas, Texas, is a diversified financial services company offering financial services, health administrative services and insurance through its various subsidiaries and divisions to niche consumer and institutional markets. UICI provides health insurance through its insurance subsidiaries, United Group Association and Cornerstone Marketing of America; Internet-enabled software for health insurance and healthcare markets through Insurdata; enrollment, billing and collection claims administration and risk management services for healthcare payors and providers through UICI Administrators; credit cards for individuals with no credit or troubled credit histories through United CreditServ; financial services and products for college, undergraduates and graduate students, including providing federally-guaranteed student loans through the Educational Finance Group; and manages blocks of life insurance and life insurance products to select markets through its OKC Division .

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995:
Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions; changes in the regulatory environment; levels of competition (including managed health care competition in the health industry); availability of, and volatility of interest rates associated with, funding sources to originate student loans and credit card receivables; the ability of the Company and its third party vendors to become Year 2000 Ready; and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


UICI press releases and other company information are available at UICI's website located at www.uici.net.